EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Form S-8 Nos. 333-26117, 333-48692, 333-87028, 333-127144, 333-127145, 333-137778, 333-151618, 333-159833, and 333-174394 and Form S-3 No. 333-196795 of our report dated March 10, 2015, relating to the consolidated financial statements of Inventure Foods, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Inventure Foods, Inc. and subsidiaries, appearing in this Annual Report (Form 10-K) for the year ended December 27, 2014.

/s/ Moss Adams LLP

Scottsdale, Arizona

March 10, 2015